EXHIBIT C
                                CSW Energy, Inc.
                       Intercompany Service Transactions
                For the Twelve Months Ended December 31, 1995
                                  (Unaudited)



  Name                          Type of Service                     Amount
Central and South West    Salaries, overheads, and travel        $ 2,543,729
Services, Inc.            in support of CSW Energy, Inc.
(Wholly owned subsidiary  projects.
of Central and South
West Corporation)

Transok, Inc.             Salaries, overheads, and travel        $   246,671
(Wholly owned subsidiary  in support of CSW Energy, Inc.
of Central and South      projects.
West Corporation)

Central and South West    Interest on cash advances              $ 9,811,629
Corporation (Parent)      provided to CSW Energy, Inc.